Exhibit 99.1

For more information contact:	April 16, 2002
Lisa Free (334) 240-5105
Flake Oakley (334) 240-5061

COLONIAL BANCGROUP ANNOUNCES
RECORD 1st QUARTER

MONTGOMERY, AL — The Colonial BancGroup, Inc. Chairman and CEO, Robert E. Lowder announced today record net income and operating earnings for the first quarter ended March 31, 2002 of $34.2 million or $0.29 per share. This represents a 17% increase in earnings and a 16% increase in earnings per share over the March 31, 2001 quarter.

Operating return on assets was 1.09% and return on equity was 15.85% for the quarter. Cash basis operating return on tangible assets was 1.11% and return on tangible equity was 18.33%.

Asset quality remains very good considering the current weak economic environment, with nonperforming assets totaling $67.3 million or 0.66% of loans and other real estate. This compares with $66.7 million or 0.64% of loans and other real estate at December 31, 2001. Annualized net charge-offs were 0.25% of average loans for the quarter. “We believe these asset quality statistics will again be among the best for banks with over $10 billion in assets,” said Mr.Lowder. Loan provision expense for the quarter was $9.5 million compared to approximately the same amount in the first quarter of 2001 and $14.7 million in the fourth quarter of 2001.

Loan balances decreased $132 million from December 31, 2001 to March 31, 2002 consisting primarily of a $413 million decline in mortgage warehouse loans substantially offset by $284 million in loans acquired in an acquisition. Volume in Colonial’s mortgage warehouse unit had been abnormally high at December 31, 2001 due to increases in mortgage refinancing activity occasioned by all time lows in mortgage rates for a period during the fourth quarter of 2001. The remaining change in loan balances consisted of an increase of $93 million in regional bank loans offset by a decrease of $96 million in Colonial’s single family real estate portfolio of mostly adjustable rate mortgage loans.

“It would appear from recent economic indicators that the worst of the economic slowdown is behind us and that economic growth is returning to our market areas, although not at pre-recession rates. I have been pleased with the quality of our loan portfolio and its performance through a difficult time. In addition, we continue to have success in growing our customer base in some of the fastest growing markets in the country,” said Mr. Lowder.

Core (non-time) deposits continue to increase, reflecting Colonial’s emphasis on building customer relationships in its growth markets. Average core deposits increased $118.9 million or 12.3%, annualized, in the first quarter of 2002 compared to the fourth quarter 2001 and $495.3 million or 14.2%, annualized, compared to the first quarter of 2001. In Colonial’s Florida markets, core deposits increased 27%, annualized, from the fourth quarter of 2001 and 24% from the first quarter of 2001.

Total noninterest income, excluding security gains, increased $3.3 million or 16.67% in the first quarter of 2002 compared to the same period in 2001. The principal areas of increase include wealth management services, up 19%, electronic banking services, up 20%, mortgage origination income, up 48% and cash management services up 29%.

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Colonial’s relationship building and income diversification efforts are also reflected in the growth of its Premier Account, a combined investment, money market and checking account introduced in November 2001. To date, the account has grown to over $102 million in combined investment and deposit balances.

Noninterest expenses were $70.5 million in the current quarter compared to $68.4 million in the first quarter of 2001 and $74.6 million in the fourth quarter of 2001. The fourth quarter of 2001 included approximately $3.1 million in merger related costs. The operating efficiency ratio continued to improve to 52.78% from 55.64% in the first quarter of 2001 and 53.71% in the fourth quarter of 2001.

On March 28, 2002, Colonial completed the acquisition of Mercantile Bancorp, Inc. increasing the Company’s total assets in Texas to $628 million with seven offices in Dallas and one in Austin. The transaction was accounted for as a purchase and had an immaterial impact on earnings for the quarter.

During the quarter, Colonial also completed the sale of $100 million of Trust Preferred Securities. These securities increased the Company’s regulatory Tier I Capital and provide additional flexibility for liquidity, capital management, and growth.

Colonial BancGroup currently operates 258 offices with $13.2 billion in assets in Alabama, Florida, Georgia, Nevada, Tennessee and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

More detailed information on Colonial BancGroup’s quarterly earnings is available on the company’s website at www.colonialbank.com or in the Current Report on Form 8-K filed today with the Securities and Exchange Commission. Copies of the Form 8-K are also available from the contact persons listed above.

This release and the above referenced Current Report on Form 8-K of which this release forms a part contain “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities;(i) an inability of the company to realize elements of its strategic plans for 2002 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either nationally or regionally, that are less favorable than expected; (iv)and changes which may occur in the regulatory environment. When used in this Report, the words “believes,” “estimates,”, “plans,” “expects,” “should,” “may,” “might,” “outlook,” and “anticipates,” and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary	March 31, 2002 (1)	December 31, 2001	March 31, 2001	% Change March 31, ’01 to ’02
	(Dollars in millions, except per share amounts)
Total Assets	$13,184	$13,185	$12,440	6%
Loans	10,236	10,368	10,115	1%
Total earning assets	12,290	12,301	11,685	5%
Deposits	8,598	8,323	8,487	1%
Shareholders’ equity	951	865	808	18%
Book value per share	$7.92	$7.50	$7.05	12%

	Quarter Ended		% Change March 31, ’01 to ’02
Earnings Summary	March 31, 2002 (1)	March 31, 2001
	(Dollars in thousands, except per share amounts)
Net interest income (taxable equivalent)	$110,368	$103,223	7%
Provision for loan losses	9,478	9,464	0%
Noninterest income	22,927	20,841	10%
Noninterest expense	70,507	68,362	3%
Net income	$34,178	$29,196	17%

EARNINGS PER SHARE:

Net Income
Basic	$0.30	$0.26	15%
Diluted	$0.29	$0.25	16%
Average shares outstanding	115,382	114,502
Average diluted shares outstanding	116,530	115,681

	March 31, 2002 (1)	December 31, 2001	March 31, 2001
Nonperforming Assets
Total non-performing assets ratio	0.66%	0.64%	0.52%
Allowance as a percent of nonperforming loans	281%	239%	272%
Net charge-off ratio (annualized):
Quarter to date	0.25%	0.34%	0.14%
Year to date	0.25%	0.28%	0.14%

(1)	March 31, 2002 balance sheet includes the March 28, 2002 acquisition of Mercantile Bancorp, Inc.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED STATEMENT OF INCOME (unaudited)

Earnings Summary	1st Qtr. 2002	4th Qtr. 2001	3rd Qtr. 2001	2nd Qtr. 2001	1st Qtr. 2001
	(Dollars in thousands, except per share amounts)
Net Interest Income	$109,656	$109,340	$105,069	$104,917	$102,603
Provision for Loan Loss	9,478	14,730	7,901	7,478	9,464

Noninterest Income:
Service charges on deposit accounts	10,603	11,142	10,706	10,687	9,497
Wealth Management	2,660	2,171	1,975	2,282	2,242
Electronic Banking	1,873	2,057	1,661	1,645	1,555
Mortgage Origination	2,155	2,873	1,896	2,062	1,456
Securities gains (losses), net	(1)	6,756	—	756	1,189
Other income	5,637	4,910	4,517	4,772	4,902

Total noninterest income	22,927	29,909	20,755	22,204	20,841
Noninterest Expense:
Salaries and employee benefits	37,367	37,510	35,579	36,675	34,921
Occupancy and equipment expenses	16,472	16,832	16,106	16,146	15,623
Amortization of intangibles	162	861	2,102	1,648	1,640
Merger related expenses	64	2,710	335	4	—
Other expense	16,442	16,732	15,210	17,356	16,178

Total noninterest expense	70,507	74,645	69,332	71,829	68,362
Income from continuing operations before tax	52,598	49,874	48,591	47,814	45,618
Income tax	18,420	17,955	17,524	17,280	16,422

Income from continuing operations	34,178	31,919	31,067	30,534	29,196
Discontinued operations, net of tax	—	—	(613)	—	—

Net Income	$34,178	$31,919	$30,454	$30,534	$29,196
Exclude discontinued operations, net of tax	—	—	613	—	—
Merger related costs (net of tax):
Loan loss provisions	—	640	—	—	—
Personnel costs	35	257	164	—	—
Other	6	1,733	215	3	—

Total	41	2,630	379	3	—

OPERATING EARNINGS	$34,219	$34,549	$31,446	$30,537	$29,196

Earnings per share—Diluted
Operating earnings	$0.29	$0.30	$0.27	$0.26	$0.25
Cash basis operating earnings	$0.29	$0.30	$0.29	$0.28	$0.27

Selected ratios from operating earnings
Return on average assets	1.09%	1.05%	1.00%	0.97%	0.97%
Return on average equity	15.85%	15.84%	14.87%	15.11%	15.02%
Efficiency ratio	52.78%	53.71%	54.31%	56.53%	55.64%
Noninterest income*(excl sec gains) to average assets	0.73%	0.71%	0.66%	0.68%	0.64%
Noninterest expense* to average assets	2.22%	2.20%	2.19%	2.28%	2.24%
Net interest margin	3.72%	3.57%	3.56%	3.56%	3.62%
Equity to assets (1)	7.21%	6.56%	6.72%	6.57%	6.50%
Tier one leverage	7.46%	6.24%	6.57%	6.40%	6.43%

Selected ratios from cash basis operating earnings
Return on average tangible assets	1.11%	1.08%	1.07%	1.03%	1.03%
Return on average equity	15.92%	16.20%	15.83%	15.85%	15.79%
Return on average tangible equity	18.33%	18.41%	17.75%	17.90%	17.85%

*	Annualized

Net income includes pretax costs associated with mergers and acquisitions totaling $4,110,000 in the 4th quarter of 2001. In the 4th quarter 2001 these costs are composed of a $1 million additional loan provision to align Manufacturer’s loan provisions with Colonial standards, $400,000 in personnel costs to complete the mergers and $2,710,000 in other merger related expenses, consisting of severance pay, contract buyouts, brokerage commissions, legal, accounting, equipment write offs and other similar costs.

(1)	March 31, 2002 balance sheet includes the March 28, 2002 acquisition of Mercantile Bancorp, Inc.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

STATEMENTS OF CONDITION	March 31, 2002 (1)	December 31, 2001	September 30, 2001	June 30, 2001	March 31, 2001
	(Dollars in thousands)
Assets:
Cash and due from banks	$288,950	$373,024	$306,603	$320,091	$297,308
Interest-bearing deposits in banks and federal funds sold	25,312	15,084	72,497	103,475	25,497
Securities available for sale	1,977,148	1,852,439	1,905,705	1,621,917	1,479,945
Investment securities	27,519	30,055	32,675	38,062	43,937
Mortgage loans held for sale	23,653	35,453	24,668	29,273	20,811
Loans	10,236,272	10,367,665	9,979,118	10,003,391	10,114,964
Less: Allowance for loan losses	(128,782)	(122,200)	(115,344)	(116,642)	(116,532)

Loans, net	10,107,490	10,245,465	9,863,774	9,886,749	9,998,432
Premises and equipment, net	226,870	198,983	190,444	190,359	191,901
Excess of cost over tangible and identified intangible assets acquired, net	190,912	113,898	89,778	91,881	93,529
Other real estate owned	21,408	15,553	12,805	10,823	9,768
Accrued interest and other assets	295,032	305,149	287,456	277,639	278,605

Total	$13,184,294	$13,185,103	$12,786,405	$12,570,269	$12,439,733

Liabilities and Shareholders’ Equity:
Deposits	$8,598,167	$8,322,979	$8,261,121	$8,539,571	$8,486,991
Short-term borrowings	1,644,251	2,128,133	1,887,072	1,524,737	1,913,653
Subordinated debt	266,058	265,550	274,047	260,058	111,865
Trust preferred securities	176,866	70,000	73,000	73,000	73,000
FHLB long-term debt	1,396,521	1,361,938	1,241,053	1,162,168	833,782
Other long-term debt	57,013	88,652	89,059	89,064	103,368
Other liabilities	94,432	83,077	101,438	95,480	108,807

Total liabilities	12,233,308	12,320,329	11,926,790	11,744,078	11,631,466
Total shareholders’ equity	950,986	864,774	859,615	826,191	808,267

Total	$13,184,294	$13,185,103	$12,786,405	$12,570,269	$12,439,733

(1)	March 31, 2002 balance sheet includes the March 28, 2002 acquisition of Mercantile Bancorp, Inc.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Three Months Ended
AVERAGE VOLUME AND RATES (unaudited)	March 31, 2002			December 31, 2001			March 31, 2001
	Average Volume	Interest	Rate	Average Volume	Interest	Rate	Average Volume	Interest	Rate
	(Dollars in thousands)
Assets
Loans, net	$9,094,471	$153,270	6.82%	$9,203,012	$165,708	7.15%	$9,384,831	$204,473	8.82%
Mortgage warehouse lending	871,239	9,381	4.31%	1,008,271	12,726	5.01%	503,294	8,972	7.13%
Mortgage loans held for sale	20,624	352	6.83%	34,016	506	5.95%	11,987	195	6.51%
Investment securities and securities available for sale and other interest-earning assets	1,956,832	27,527	5.63%	2,033,762	29,757	5.85%	1,593,016	27,473	6.90%

Total interest-earning assets(1)	11,943,166	$190,530	6.44%	12,279,061	$208,697	6.76%	11,493,128	$241,113	8.48%
Nonearning assets	764,648			742,806			718,751

Total assets	$12,707,814			$13,021,867			$12,211,879

Liabilities and Shareholders' Equity:
Interest-bearing non-time deposits	$2,682,864	$8,506	1.29%	$2,585,940	$9,561	1.47%	$2,431,613	$19,885	3.32%
Time deposits	4,169,579	39,840	3.87%	4,454,799	53,762	4.79%	4,866,708	75,642	6.30%
Short-term borrowings	1,703,851	7,716	1.84%	1,927,815	10,543	2.17%	1,638,234	23,450	5.81%
Long-term debt	1,803,559	24,100	5.40%	1,740,740	24,792	5.65%	1,247,369	18,913	6.13%

Total interest-bearing liabilities	10,359,853	$80,162	3.14%	10,709,294	$98,658	3.66%	10,183,924	$137,890	5.49%
Noninterest-bearing demand deposits	1,377,733			1,353,198			1,130,159
Other liabilities	94,592			94,300			109,358

Total liabilities	11,832,178			12,156,792			11,423,441
Shareholders’ equity	875,636			865,075			788,438

Total liabilities and shareholders’ equity	$12,707,814			$13,021,867			$12,211,879

Rate differential			3.30%			3.10%			2.99%
Net yield on interest-earning assets		$110,368	3.72%		$110,039	3.57%		$103,223	3.62%

(1)
Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is : actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

Note:	Above table of average volume and rates is reflected on Colonial BancGroup, Inc. consolidated basis.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NONPERFORMING ASSETS AND LOAN LOSS RESERVE ANALYSIS (unaudited)

NONPERFORMING ASSETS	March 31, 2002 (1)	December 31, 2001	September 30, 2001	June 30, 2001	March 31, 2001
	(Dollars in thousands)
Nonaccrual loans	$44,646	$49,675	$58,441	$59,019	$41,631
Restructured loans	1,233	1,507	1,125	1,137	1,147
Total nonperforming loans	45,879	51,182	59,566	60,156	42,778
Other real estate owned	21,408	15,553	12,805	10,823	9,768
Total nonperforming assets	$67,287	$66,735	$72,371	$70,979	$52,546
Aggregate loans contractually past due 90 days for which interest is being accrued	$19,033	$28,249	$21,095	$20,080	$16,925
Net charge-offs:
Quarter to date	$6,333	$8,602	$9,200	$7,366	$3,556
Year to date	$6,333	$28,724	$20,122	$10,922	$3,556
RATIOS
Period end:
Total nonperforming assets as a percent of net loans and other real estate	0.66%	0.64%	0.72%	0.71%	0.52%
Allowance as a percent of nonperforming assets	191%	183%	159%	164%	222%
Allowance as a percent of nonperforming loans	281%	239%	194%	194%	272%
Net charge-offs as a percent of average net loans (annualized):
Quarter to date	0.25%	0.34%	0.37%	0.28%	0.14%
Year to date	0.25%	0.28%	0.27%	0.22%	0.14%

	March 31, 2002		December 31, 2001		March 31, 2001
ALLOWANCE FOR LOAN LOSSES PERCENT BY CATEGORY	Loans	Percent reserve	Loans	Percent reserve	Loans	Percent reserve
Single Family Real Estate:
Short Term lines of credit secured by real estate loans held for sale	$874,355	0.25%	$1,286,532	0.25%	$644,484	0.25%
1-4 Family real estate portfolio—held to maturity	1,942,522	0.50%	1,956,143	0.50%	2,622,641	0.50%
Other	7,419,395	1.58%	7,124,990	1.53%	6,847,839	1.49%

Total loans	$10,236,272	1.26%	$10,367,665	1.18%	$10,114,964	1.15%

(1)	March 31, 2002 balance sheet includes the March 28, 2002 acquisition of Mercantile Bancorp, Inc.

8-K Supplemental

Net Interest Margins

The net interest margin improved 15 basis points to 3.72% for the first quarter versus 3.57% for the fourth quarter of 2001. This reflects the margin’s adjustment to a more stable rate environment after the rapid rate declines in 2001, when the Federal Reserve cut the funds rate 11 times by a total of 475 basis points. The last reduction in the fed funds rate by the Federal Reserve was on December 11, 2001 to 1.75%. Therefore, the average fed funds rate for the first quarter was a reduction of 39 basis points from the fourth quarter average of 2.14%. The Company’s average loan yields for the quarter declined 33 basis points while interest bearing liabilities declined 52 basis points. The decline in interest bearing liabilities was driven by a 92 basis point decline in the average rate on time deposits to 3.87% from 4.79% in the fourth quarter. The stability of rates in the first quarter has allowed the repricing of the time deposit portfolio to catch up with the repeated and rapid rate declines experienced in 2001. Total time deposits stood at $4.2 billion at March 31, 2002, with an average rate of 3.71% and a weighted average remaining term of 10 months. Currently posted rates on 1 year time deposits are 3.00% but range as high as 5.25% for 5 years.

The following table is a schedule of rate sensitive assets and liabilities as of March 31, 2002. The table excludes Mercantile Bancorp, Inc. acquired March 28, 2002. The inclusion of this acquisition is not expected to materially change the amounts shown.

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	1 month and less	2 months to 1 year	1 year+
($ in millions):
Rate Sensitive Assets	$5,930	$1,675	$4,356

Rate Sensitive Liabilities
Estimated*	$91	$1,313	$1,359
Contractual	2,567	2,430	2,638

Total	$2,658	$3,743	$3,997

Current Rate/Yields:
Rate Sensitive Assets	5.32%	7.17%	7.19%
Rate Sensitive Liabilities
Estimated*	2.25%	1.51%	1.05%
Contractual	2.47%	3.57%	5.00%
Total	2.46%	2.85%	3.66%

*Estimated liability cashflows are for the interest-bearing demand and savings deposits.

These deposits may not reprice in these time periods and may not reprice the full amount of any change in market rates.

The table shows that Colonial has more assets repricing than liabilities through 12 months making the balance sheet well positioned if rates were to begin to rise.

Loans

Loans for the 1st quarter consisted of the following:

(in millions)	12/31/01	Acquired Loans	Net Internal Change	3/31/02
Mortgage Warehouse loans	$1,287	—	$(413)	$874
Single-family real estate	1,956	$83	(96)	1,943
Regional bank loans	7,125	201	93	7,419

Total	$10,368	$284	$(416)	$10,236

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Single-family real estate represents primarily adjustable rate loans held in the bank’s portfolio. Demand for this type of loan has declined as more borrowers are looking for fixed rate loans, which the Company originates but sells in the secondary market. Mortgage warehouse lending consists of a self-contained lending unit that funds mortgage loans held for sale in the secondary market by various independent mortgage companies. The flattening out of mortgage rates during the first quarter 2002 resulted in decreases in funding of mortgage warehouse lines.

Acquisitions

During the first quarter 2002, Colonial completed its acquisition of Mercantile Bancorp in Dallas, Texas. This acquisition consisted of approximately $354 million in assets, $302 million in deposits, of which approximately $74 million are time deposits. Cost savings from this transaction are expected to be between $1.5 and $2.5 million annually and be fully implemented in third quarter of 2002. The amount of the core deposit intangible recorded in the purchase was approximately 5% of non-time deposits and is expected to be amortized on a straight line basis over a period of approximately 8 years.

Future Earnings Outlook

The economy is showing signs of improvement. Reported GDP grew in the fourth quarter of 2001 at a pace of 1.7% compared to a reported decline of 1.3% in the third quarter. Expectations are for continued improvement in the economy. After 11 rate decreases in 2001, the Federal Reserve has now apparently shifted its bias to neutral. The markets are currently expecting the Fed to increase interest rates before year-end. Management believes that Colonial’s rate sensitivity is well positioned to respond to that eventuality without eroding our margins.

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The effect of this and other economic activity is expected to cause the warehouse line volume to remain near its current level for the near term, with some seasonal variation. Other loan volumes are expected to grow but not as rapidly as in prior years. In recent months, pricing competition has been significant on both loans and deposits. These reasons are expected to minimize much further improvement in the Company’s margin, resulting in a net interest margin between 3.75% and 3.85% over the next few months.

Noninterest expenses remain under control with a 4-6% growth rate expected considering technology investments currently underway. These investments include improved automation of branch delivery systems, enhanced internet banking and wire transfer systems, an image processing system and continued product refinements, particularly with respect to the Premier account.

Analysts’ current estimates for Colonial 2002 earnings per share range from $1.17 to $1.23. Based on the above factors, the Company believes that range is reasonable.

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